UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2009

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin		53201-0591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 27, 2009, Johnson Controls, Inc. (the "Company") issued a press release announcing plans to initiate restructuring activities to further align its cost structure with global automotive market conditions. Approximately 80% of the charges are associated with the automotive experience business. The automotive experience restructuring actions target excess manufacturing capacity resulting from lower industry production in the European, North American and Japanese automotive markets. Initiatives in the Company’s power solutions business are focused on optimizing manufacturing capacity. The actions reflect lower overall demand for original equipment batteries resulting from lower vehicle production levels. These restructuring initiatives are expected to be completed in fiscal 2010.

Total estimated costs associated with this action amount to approximately $200 to $215 million on a pre-tax basis in its fiscal 2009 second quarter and includes workforce reductions and closure of 10 manufacturing plants. The restructuring charge is comprised of employee related costs of approximately $160 to $165 million, asset impairment charges of approximately $35 to $40 million and other miscellaneous costs of approximately $5 to $10 million. Future cash expenditures for these restructuring actions are expected to be approximately $165 to $175 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

(99) Press release issued by Johnson Controls, Inc., dated March 27, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

March 31, 2009	By:	/s/ Susan M. Kreh

Name: Susan M. Kreh
Title: Vice President and Corporate Controller

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Exhibit Index

Exhibit No.	Description

99	Press release issued by Johnson Controls, Inc., dated March 27, 2009.